Exhibit 99.1

  David Henry Joins AMI Semiconductor as CFO; Henry Brings Wealth of
      Financial Experience in the Semiconductor Industry to AMIS

    POCATELLO, Idaho--(BUSINESS WIRE)--April 26, 2004--AMI Semiconductor (Nasdaq:AMIS), a designer and manufacturer of state-of-the-art integrated mixed-signal and structured digital products for the automotive, medical and industrial sectors, today announced that David A. Henry will join the company as chief financial officer, effective May 1.
    Henry comes to AMIS from Fairchild Semiconductor International, Inc. where he has served as vice president of finance - worldwide operations. In that role, Henry has been responsible for all of the financial operations for Fairchild's product divisions and manufacturing plants. Previously, Henry was vice president, corporate controller and chief accounting officer for Fairchild. Henry also worked in a number of increasingly responsible financial roles for National Semiconductor from 1988 until 1997, at which time Fairchild was spun-off from National.
    "Dave is a great addition to AMI Semiconductor. With AMIS recently becoming a publicly traded company, Dave's highly successful career with Fairchild Semiconductor, his leadership in worldwide financial management and his experience with strategic initiatives will help take AMIS to new levels of success," stated Chris King, president and CEO of AMI Semiconductor. "His knowledge and experience in the industry and in the worldwide market will contribute immensely to our future. I am thrilled that Dave is joining the AMIS team."
    Henry earned his MBA at Santa Clara University. He also earned his bachelor's degree in Business Administration from the University of California, Berkeley.
    Henry succeeds Mike Salvati as CFO for AMIS. Salvati has served in that role on an interim basis since February 12.

    About AMI Semiconductor

    AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art integrated mixed-signal products, mixed-signal foundry services and structured digital products, AMIS is committed to providing customers with the optimal value, quickest time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of the United States, Europe and the Asia Pacific region.

    CONTACT: AMI Semiconductor, Pocatello
             Jimmie Hutchens, 208-234-6732
             jimmie_hutchens@amis.com